UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 12, 2005

TURBOCHEF TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-23478	48-1100390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 1900, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(678) 987-1700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 12, 2005, TurboChef Technologies, Inc. (the “Registrant”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Global Appliance Technologies, Inc. (“Global”) and the stockholders of Global.

Pursuant to the Purchase Agreement, the Registrant acquired the patent and technology assets of Global. In exchange, Global received $5 million in cash and 60,838 shares of the Registrant’s common stock, and also will receive three nearly-equal installment payments totaling $8 million, payable on each of the first three anniversaries of the closing date (which payments will be made 38% in cash and 62% in stock). The Registrant has agreed to file resale registration statements with the Securities and Exchange Commission with respect to the shares issued in the installment payments.

In connection with this transaction, the Registrant also entered into Restrictive Covenant Agreements (the “Restrictive Covenant Agreements”) with each of David H. McFadden and David A. Bolton, the two principals of Global. Under the Restrictive Covenant Agreements, the principals agreed to certain covenants regarding the disclosure of trade secrets and confidential information, and to covenants restricting their ability to compete with the Registrant. As consideration for these covenants, each principal received $1 million in cash at closing, and will each receive additional cash payments totaling $2 million, which are payable in equal portions on the first three anniversaries of the closing date.

The Registrant also entered into services agreements with the principals of Global for delivery of three patent applications by the end of the first year, and two additional patent applications by the end of the eighteenth month, following closing. The Purchase Agreement provides that if these patent applications are not timely delivered, or if during the eighteen month period following closing the Registrant terminates these services agreements for a material breach of the confidentiality obligations or a breach of the restrictive covenants therein, and all required patent applications have not been delivered to the Registrant, any then-unpaid installment payments due to Global will be forfeited.

Copies of the Purchase Agreement and the Restrictive Covenant Agreements have been filed as exhibits to this report.

ITEM 2.01          COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The information set forth above in Item 1.01 is incorporated into this Item 2.01 by reference.

ITEM 3.02          UNREGISTERED SALES OF EQUITY SECURITIES

As described in Item 1.01, the Registrant issued 60,838 shares of its common stock to Global upon the closing of the acquisition. The stock was valued at the average of the closing price of the Registrant’s common stock on NASDAQ for the 60-day period prior to the closing date, or $16.44 per share.

The Registrant also is obligated to issue to Global additional shares of its common stock on each of the first three anniversaries of the closing date as part of the installment payments required under the Purchase Agreement. The stock to be issued on each such anniversary of the closing date will be valued at approximately $1,653,333, and the number of shares to be issued will be determined by dividing that value by the average of the closing price of the Registrant’s common stock on NASDAQ for the 60-day period prior to such anniversary date.

The installment payments of which these shares will be a part are subject to offset for indemnification claims made by the Registrant under the Purchase Agreement. In addition, the installment payments of which these shares will be a part are subject to forfeiture as described in Item 1.01. Therefore, if the Registrant successfully pursues a claim for indemnification against Global, or the shares are forfeited under the Purchase Agreement, the number of shares to be issued on any such anniversary date may be reduced.

The shares issued at the closing of the acquisition were issued, and the shares to be issued in connection with the future installment payments will be issued, in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, as a sale by the Registrant not involving a public offering. No underwriters were or will be involved with the issuance of these shares.

ITEM 8.01          OTHER EVENTS

On September 13, 2005, the Registrant issued a press release announcing the completion of the acquisition of assets of Global described in Items 1.01 and 2.01 hereof. A copy of this press release is filed as an exhibit to this report and is incorporated herein by reference.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS

(c)          Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated September 12, 2005, among TurboChef Technologies, Inc., Global Appliance Technologies, Inc. and stockholders of Global Appliance Technologies
10.1	Restrictive Covenant Agreement, dated September 12, 2005, between TurboChef Technologies, Inc. and David H. McFadden
10.2	Restrictive Covenant Agreement, dated September 12, 2005, between TurboChef Technologies, Inc. and David A. Bolton
99.1	Press Release of TurboChef Technologies, Inc. dated September 13, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURBOCHEF TECHNOLOGIES, INC. (Registrant)

By:	/s/ Dennis J. Stockwell
Dennis J. Stockwell Vice President, Secretary and General Counsel

Date: September 12, 2005